UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 30, 2009

LIBERTY MEDIA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-33982	84-1288730
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Blvd.

Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (720) 875-5400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d)          Departure of Directors or Certain Officers; Election of Directors; Appointment of
                                Certain Officers; Compensatory Arrangements of Certain Officers.

On July 30, 2009, Malcolm Ian Grant Gilchrist joined the board of directors of Liberty Media Corporation.  Following Mr. Gilchrist’s election, Liberty Media has a total of 10 directors, divided among 3 classes, with Mr. Gilchrist to serve as a Class III member with a term expiring at the annual meeting of stockholders in 2010.  The Liberty Media board has determined that Mr. Gilchrist qualifies as an independent director for purposes of The Nasdaq Stock Market rules as well as applicable rules and regulations adopted by the Securities Exchange Commission and will serve on each of the Compensation Committee, Nominating and Corporate Governance Committee and the Audit Committee of the board.

In connection with his election to the board, the board determined to grant Mr. Gilchrist options under Liberty Media’s 2002 Nonemployee Director Incentive Plan, as amended, to purchase 5,330 shares of Series A Liberty Interactive common stock, 3,870 shares of the Series A Liberty Entertainment common stock and 1,270 shares of Series A Liberty Capital common stock, in each case, at an exercise price equal to the closing price of the applicable series of common stock on August 10, 2009 (the first full trading day following the release of Liberty Media’s second quarter 2009 financial information).  The options will become exercisable on the first anniversary of the grant date, or on such earlier date that Mr. Gilchrist ceases to be a director because of death or disability, and will terminate without becoming exercisable if Mr. Gilchrist resigns or is removed from the board before the vesting date.  Once vested, the options will remain exercisable until the seventh anniversary of the grant date, or, if earlier, until the first business day following the first anniversary of the date Mr. Gilchrist ceases to be a director.

Mr. Gilchrist most recently held the position of Managing Director at Citigroup/Salomon Brothers from 1995 until his retirement in 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2009

LIBERTY MEDIA CORPORATION

By:	/s/ Mark E. Burton
Name:	Mark E. Burton
Title:	Vice President